                                                                    EXHIBIT 99.1


ADVANCED BIOTHERAPY INC. ANNOUNCES RESIGNATIONS OF
PAUL J. MARANGOS, PH.D.
AND MARGO J. DOCKENDORF, ESQ.


WOODLAND HILLS, Calif. -- (BUSINESS WIRE)--April 20, 2001--Advance Biotherapy Inc. (OTCBB:ADVB), today announced that Paul J. Marangos, Ph.D., the company's chief executive officer and chairman of the board of directors, and Margo Dockendorf, Esq., director of operations, general counsel and corporate secretary and treasurer, have resigned to pursue other business interests and opportunities.

Alexander L. Cappello, chairman and chief executive officer of Cappello Group Inc., a member of the company's board of directors, has been appointed as the company's chairman, and Edmond F. Buccellato, a member of the board of directors, and chief executive officer of the company between 1995 and Aug. 31, 2000, will resume the role of chief executive officer. William M. Finkelstein, certified public accountant, will become chief financial officer.

Commenting on Dr. Marangos' resignation, Cappello stated, "The company appreciates and recognizes Dr. Marangos' contributions to the advancement of our company over the past year and we are pleased that he will remain a member of our board of directors."

Dr. Marangos commented, "I wish the company well in its endeavors as it moves forward with the development of its therapeutic strategies for autoimmune disorders."

The company develops drugs that may effectively treat a range of autoimmune diseases.

In four randomized, placebo-controlled, double blind trials conducted in Russia, the company has demonstrated efficacy of its anti-cytokine strategy in both RA and MS. These studies have permitted the company to determine which cytokines are most active in the autoimmune disease process, and therefore, which need to be reduced to treat the disorder.

With a five day treatment course, statistically significant and clinically relevant responses were obtained that persisted for as long as one year after treatment termination in the MS studies and for one month in the RA studies.

The business strategy of the company involves the engagement of a corporate partner to assist in the clinical development of its drug treatments for autoimmune disorders. This will involve, upon the identification of such a partner, the filing of the necessary documents with the FDA, conducting clinical trials and obtaining the necessary regulatory approvals (New Drug Applications
(NDA) or a 510K device approval).

The company does not intend to market its drug products if they are approved by the FDA, but will instead seek a licensing and royalty arrangement with a corporate partner who will market the products when and if they are approved.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results of differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of the company's patent portfolio. See the company's public filings with the Securities and Exchange Commission for information about risks that may affect the company.


CONTACT:

Advanced Biotherapy Inc.

Edmond F. Buccellato/Lisa McEntyre, 818/883-6716

KEYWORD: CALIFORNIA RUSSIA INTERNATIONAL EUROPE




BW0404 APR 20, 2001

17:47 PACIFIC

20:47 EASTERN